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                                                                    EXHIBIT 99.1

WOLVERINE TUBE ANNOUNCES CFO SUCCESSION PLAN

James E. Deason to Retire in March 2005; Thomas B. Sabol Joins Company

HUNTSVILLE, AL., Dec. 1, 2004 -- Wolverine Tube, Inc. (NYSE: WLV) today announced a financial management succession plan with the upcoming retirement of James E. `Jed' Deason, Executive Vice President, Chief Financial Officer and Secretary. Mr. Deason will retire effective March 31, 2005. He will remain a member of Wolverine's Board of Directors until his retirement, at which time the number of Board Members will become seven from the current eight.

Effective today, Thomas B. `Tom' Sabol, 45, has joined Wolverine Tube as Senior Vice President of Finance & Accounting. Mr. Sabol will assume the role of Chief Financial Officer upon the retirement of Mr. Deason.

Commenting on the announcement, Dennis Horowitz, Chairman, President and Chief Executive Officer, said, "Effective succession planning is an important element of the continuing evolution of Wolverine. Setting this plan in advance allows us to facilitate a seamless transition of the CFO position."

"We are happy for Jed in his decision to retire," Mr. Horowitz continued. "He has been instrumental in driving our global and product line expansions for Wolverine over the past eleven years. His support and contributions will be missed and we fully understand and respect his decision to retire which will allow him to spend more time with his family."

"Tom brings to Wolverine more than 20 years of experience in senior executive and financial management positions, including seven years of public company CFO experience," Mr. Horowitz added. "From a strategic perspective, Tom's global mindset will be an invaluable asset supporting our growth opportunities. We look forward to his contributions as a member of the Wolverine executive team."

From 1996 until December 2003, Mr. Sabol served first as Chief Financial Officer and later as Executive Vice President and Chief Operating Officer with Plexus Corporation, a publicly traded company in the electronic manufacturing services sector. He also served as Vice President and General Auditor of Kemper Corporation, a financial services company, from 1993 to 1995 and in various management and financial roles with PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP) from 1982 until 1993. Mr. Sabol is a Certified Public Accountant and has a Bachelor of Science degree in Accounting from Marquette University.

ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar & other products. Internet addresses http://www.wlv.com and http://www.silvaloy.com.